Exhibit 99.1

GNC Holdings, Inc. Reports Third Quarter 2011 Results

Company Increases Outlook for 2011

Revenue Increases 15.5% to $538.0 million

Domestic Company-Owned Same Store Sales Increases 10.3%

(25th Consecutive Quarterly Same Store Sales Increase)

Adjusted EBITDA Increases 35.0%

Adjusted Earnings per share of $0.46

PITTSBURGH, October 21, 2011 /PRNewswire/ – GNC Holdings, Inc. (NYSE: “GNC”) (the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the quarter ended September 30, 2011.  In the first quarter of 2011, the Company entered into a new Senior Credit Facility and utilized a portion of these funds to refinance former indebtedness (the “Refinancing”).  On April 6, 2011, the Company completed its Initial Public Offering (the “IPO”) of 25.875 million shares of Class A common stock at a public offering price of $16.00 per share.  On September 7, 2011 the Company filed a registration statement relating to a proposed offering of shares of Class A common stock to be sold exclusively by participating selling stockholders (the proposed “Secondary Offering”).

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain non-recurring charges related to the Refinancing, the IPO, the proposed Secondary Offering, and executive severance.

For the third quarter of 2011, the Company reported consolidated revenue of $538.0 million, an increase of 15.5% over consolidated revenue of $465.7 million for the third quarter of 2010.  Revenue increased in each of the Company’s segments: retail by 13.9%, franchise by 18.2%, and manufacturing/wholesale by 22.5%.  Same store sales increased 10.3% in domestic company-owned stores (including GNC e-commerce sales), representing the Company’s 25th consecutive quarter of positive same store sales growth.

Adjusted EBITDA, which the Company defines as net income before interest, income taxes, depreciation, amortization, sponsor obligation payments, executive severance, and non-recurring transaction costs, for the third quarter of 2011 was $94.7 million, a $24.5 million or 35.0% increase over adjusted EBITDA of $70.1 million for the third quarter of 2010.  Adjusted EBITDA was 17.6% of revenue for the third quarter of 2011, compared to 15.1% for the third quarter of 2010.

For the third quarter of 2011, the Company reported net income of $48.7 million, compared to $26.7 million for the third quarter of 2010.  Net income for the third quarter of 2011 included $0.6 million of non-recurring pre-tax expenses associated with the proposed Secondary Offering.  Excluding these expenses, adjusted net income for the third quarter of 2011 was $49.1 million, a $22.2 million or 82.4% increase from adjusted net income of $26.9 million for the third quarter of 2010.  Diluted earnings per share, also adjusted for the proposed Secondary Offering non-recurring expenses, were $0.46 for the third quarter of 2011.

In the third quarter of 2011, the Company recognized $23.5 million of income tax expense.  This represented 32.6% of pre-tax income, and was affected by non-recurring income tax benefits of $2.6 million related principally to tax credits and incentives.

On August 31, 2011 the Company acquired LuckyVitamin.com, a leading online retailer of a wide range of nationally branded nutritional supplements, with a diverse selection of wellness-oriented products.

LuckyVitamin.com generated approximately $43 million in revenue for the previous twelve months, earning positive EBITDA margin.  The Company expects the acquisition to be accretive, beginning in 2012.  The earnings impact in 2011 is expected to be neutral, as positive EBITDA contribution is offset by acquisition-related expenses.

“The GNC brand continues to resonate with the consumer across multiple channels and countries, as evidenced by the consistency of our results, particularly in this uncertain global economy.  The strength, resilience and diversification of our business model, combined with our emphasis on execution in both core businesses and strategic initiatives, resulted in another quarter of significant top and bottom line growth,” said Joe Fortunato, President and Chief Executive Officer.

“We achieved our 25th consecutive quarter of domestic retail same store sales growth, driven by our product development efforts, which continue to introduce new offerings generating strong results in our core merchandise categories, and strength in our e-commerce business.  We also expanded our e-commerce presence by acquiring LuckyVitamin.com, a leader in the on-line supplement space.  We have launched our sales efforts in China, and continue to see expansion opportunities in existing franchise countries.  In addition, our brand extension efforts in PetSmart and Sams Club allow us to reach new customers.  The result is a portfolio of businesses poised to deliver in a variety of market conditions.”

For the first nine months of 2011, the Company reported consolidated revenue of $1,562.6 million, an increase of 12.7% over consolidated revenue of $1,386.4 million for the first nine months of 2010.  Revenue increased in each of the Company’s segments: retail by 11.8%, franchise by 12.9%, and manufacturing/wholesale by 19.7%.  Same store sales increased 9.5% in domestic company-owned stores (including GNC e-commerce sales).

Adjusted EBITDA for the first nine months of 2011 was $264.2 million, a $56.9 million, or 27.4% increase over Adjusted EBITDA of $207.3 million for the first nine months of 2010.  Adjusted EBITDA was 16.9% as a percentage of revenue for the first nine months of 2011, compared to 15.0% for the first nine months of 2010.

For the first nine months of 2011, the Company reported net income of $94.6 million, a $16.8 million increase from net income of $77.7 million in the first nine months of 2010.  Net income included several non-recurring expenses related to the Refinancing, the IPO, the proposed Secondary Offering, and executive severance.  Adjusting for these expenses, sponsor obligations, and the tax impact of certain of these transactions, adjusted net income was $125.3 million, 8.0% of revenue and a 59.7% increase in the first nine months of 2011.

For the first nine months of 2011, the Company generated net cash from operations of $146.4 million, incurred capital expenditures of approximately $27.8 million, borrowed $1.2 billion under the Term Loan Facility, and used approximately $1.1 billion of these funds to redeem in full the outstanding Senior Toggle Notes, Senior Subordinated Notes, repay the 2007 Senior Credit Facility, and pay related expenses.  Additionally, the Company received net proceeds of $237.3 million from the IPO, and used the proceeds to, among other things, repurchase all of its outstanding Class A Preferred Stock.  Further, the Company repaid $300 million of outstanding borrowings under the Term Loan Facility.  At September 30, 2011, the Company’s cash balance was $146.1 million.

Third Quarter Segment Operating Performance

For the third quarter of 2011, retail segment revenue grew 13.9% to $385.2 million, compared to $338.2 million for the third quarter of 2010, driven primarily by a 10.3% domestic same store sales increase, including 38.0% growth in GNC.com revenue, and the addition of 125 net new stores from the end of the third quarter of 2010.   Operating income increased by 30.4%, from $47.7 million to $62.2 million, and was 16.1% of segment revenue for the third quarter 2011 compared to 14.1% for the third quarter of 2010.  The increase in operating income percentage was driven by leverage on the same store sales increase in retail occupancy and payroll expenses.

For the third quarter of 2011, franchise segment revenue grew 18.2% to $90.9 million, compared to $76.9 million for the third quarter of 2010, driven primarily by increased wholesale sales and royalty income in both domestic and international franchise operations.  Operating income increased 23.4%, from $25.9 million to $32.0 million, and was 35.2% of segment revenue for the third quarter of 2011 compared to 33.7% for the third quarter of 2010.  The increase in operating income percentage in the quarter was driven by a higher gross product margin percentage on wholesale sales and SG&A leverage.

For the third quarter of 2011, manufacturing/wholesale segment revenue, excluding intersegment revenue, grew 22.5% to $61.9 million, compared to $50.5 million for the third quarter of 2010, driven primarily by a 21.3% increase in 3rd party manufacturing contract sales, and wholesale sales to Rite Aid and Sam’s Club.  Operating income increased 30.6% from $17.9 million to $23.4 million and was 37.8% of segment revenue for the third quarter of 2011 compared to 35.4% for the third quarter of 2010.  The increase in operating income percentage in the quarter was driven by a higher gross product margin percentage on wholesale sales.

Total operating income for the third quarter of 2011 was $82.6 million, a $23.8 million or 40.5% increase over operating income of $58.8 million for the third quarter of 2010.  Operating income for the third quarter of 2011 included $0.6 million of non-recurring expenses associated with the proposed Secondary Offering.

In the third quarter of 2011, the Company opened 37 net new company-owned stores, 48 net new international franchise locations, 28 net new franchise store-within-a-store Rite Aid locations, and 13 net new domestic franchise locations.

Current 2011 Outlook

The Company’s outlook for 2011 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s current outlook for 2011, which is being revised since the Company reported results for the second quarter:

•              Total company revenue of approximately $2.05 billion for the full year 2011, a 12.5% increase over 2010 total company revenue of $1.82 billion.  This compares to our previous outlook of a 9% to 10% increase, and is based on achieving an approximately 9% domestic retail same store sales increase for the full year 2011.

•              Adjusted EBITDA of approximately $334 million for the full year 2011, a 26% increase over 2010 Adjusted EBITDA of $265 million.  This compares to our previous outlook of an 18% to 19% increase.

•              Consolidated adjusted earnings per diluted share of approximately $1.45 for the full year 2011, compared to our previous outlook of $1.28 to $1.30.  The current outlook is based on an assumed tax rate of approximately 35.5% for the full year 2011, which excludes non-deductible costs related to the IPO, and assumed 36.6% for the fourth quarter of 2011; and a diluted share count of approximately 107 million for the full year and 108.5 million for the fourth quarter of 2011.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC”.

As of September 30, 2011, GNC has more than 7,500 locations, of which more than 5,800 retail locations are in the United States (including 919 franchise and 2,103 Rite Aid franchise store-within-a-store locations) and franchise operations in 52 countries (including distribution centers where retail sales are made).  The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men, Ultra Mega, GNC Wellbeing, Pro Performance and Longevity Factors, and under nationally recognized third party brands.

Conference Call

GNC has scheduled a conference call and webcast to report its third quarter 2011 financial results on Friday, October 21, 2011 at 10:00 am EDT.  To listen to this call, dial 1-800-299-6183 inside the U.S. and 1-617-801-9713 outside the U.S.  The conference identification number for all participants is 35635972.  A webcast of the call will also be available on www.gnc.com - via the Investor Relations section under “About GNC” - through November 20, 2011.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the prospectus that is contained in our registration statement on Form S-1 (File No. 333-169618) filed with the Securities and Exchange Commission.

Management has included non-GAAP financial measures in this press release because it believes they represent a more effective means by which to measure the Company’s operating performance. We use adjusted EBITDA to evaluate our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Management also believes that adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(unaudited)
Revenue	$538,028	$465,660	$1,562,571	$1,386,409
Cost of sales, including cost of warehousing, distribution and occupancy	343,129	302,601	992,908	893,839
Gross profit	194,899	163,059	569,663	492,570

Compensation and related benefits	72,375	69,194	219,011	204,668
Advertising and promotion	12,433	10,854	40,031	40,430
Other selling, general and administrative	26,629	24,313	84,530	75,276
Foreign currency loss (gain)	225	(92)	106	(149)
Transaction related costs (a)	637	—	12,999	—
Operating income	82,600	58,790	212,986	172,345

Interest expense, net	10,418	16,296	64,517	49,182
Income before income taxes	72,182	42,494	148,469	123,163
Income tax expense	23,519	15,825	53,879	45,422
Net income	$48,663	$26,669	$94,590	$77,741

(a) Non-recurring charges related to the Refinancing, the IPO, and the proposed Secondary Offering.

The following table provides a reconciliation of net income to adjusted EBITDA determined in accordance with GAAP for the three and nine months ended September 30, 2011 and 2010.

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(in thousands)
	(unaudited)
Net income	$48,663	$26,669	$94,590	$77,741
Interest expense, net	10,418	16,296	64,517	49,182
Income tax expense	23,519	15,825	53,879	45,422
Depreciation and amortization	11,453	10,982	34,344	33,855
Transaction related costs (a)	637	—	12,999	—
Executive severance	—	—	3,470	—
Sponsor obligations	—	375	375	1,125
Adjusted EBITDA	$94,690	$70,147	$264,174	$207,325

(a) Non-recurring charges related to the Refinancing, the IPO, and the proposed Secondary Offering.

The following table provides a reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2011 and 2010.

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(in thousands)
	(unaudited)
Net Income	$48,663	$26,669	$94,590	$77,741
Transaction related costs (a)	637	—	12,999	—
Executive severance	—	—	3,470	—
Interest expense	—	—	28,100	—
Sponsor obligations	—	375	375	1,125
Tax effect	(233)	(138)	(14,275)	(414)
Adjusted net income	$49,067	$26,906	$125,259	$78,452

(a) Non-recurring charges related to the Refinancing, the IPO, and the proposed Secondary Offering.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
Current assets:
Cash and cash equivalents	$146,107	$193,902
Receivables, net	118,074	102,874
Inventories	416,282	381,949
Prepaids and other current assets	34,102	40,569
Total current assets	714,565	719,294

Long-term assets:
Goodwill, brands and other intangibles, net	1,508,944	1,492,465
Property, plant and equipment, net	192,808	193,428
Other long-term assets	19,398	19,896
Total long-term assets	1,721,150	1,705,789

Total assets	$2,435,715	$2,425,083

Current liabilities:
Accounts payable	$137,372	$98,662
Current portion, long-term debt	1,592	28,070
Other current liabilities	102,908	108,093
Total current liabilities	241,872	234,825

Long-term liabilities:
Long-term debt	900,290	1,030,429
Other long-term liabilities	321,963	321,965
Total long-term liabilities	1,222,253	1,352,394

Total liabilities	1,464,125	1,587,219

Preferred stock	—	218,381

Total Stockholders’ equity	971,590	619,483

Total liabilities and stockholders’ equity	$2,435,715	$2,425,083

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,	September 30,
	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$94,590	$77,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	34,344	33,855
Amortization of deferred fees	2,195	3,499
Non-cash stock based compensation	2,895	2,376
Early extinguishment of debt	19,855	—
Other	14,950	8,637
Changes in:
Receivables	(15,423)	(9,659)
Inventory	(46,418)	(36,974)
Accounts payable	36,155	3,725
Other working capital	3,237	14,397
Net cash provided by operating activities	146,380	97,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(27,808)	(20,969)
Acquisition of LuckyVitamin.com	(20,998)	—
Other	(1,437)	(278)
Net cash used in investing activities	(50,243)	(21,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of 2007 Senior Credit Facility, Senior Toggle Notes, and Senior Subordinated Notes	(1,055,566)	(1,340)
Repayment of 2011 Senior Credit Facility	(300,000)	—
Borrowings on new Senior Credit Facility	1,196,200	—
Proceeds from sale of Class A Common Stock	237,253	233
Repurchase of Class A Preferred Stock	(223,107)	—
Other	2,158	—
Net cash used in financing activities	(143,062)	(1,107)

Effect of exchange rate on cash	(870)	33
Net (decrease) increase in cash	(47,795)	75,276
Beginning balance, cash	193,902	89,948
Ending balance, cash	$146,107	$165,224

Segment Financial Data and Store Counts (unaudited)

Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2011	2010	2011	2010

Revenue	$385,231	$338,231	$1,153,237	$1,031,899
Comp store sales - domestic, including e-commerce	10.3%	7.1%	9.5%	5.5%
Operating Income	$62,167	$47,670	$189,173	$147,248
% Revenue	16.1%	14.1%	16.4%	14.3%

Franchise Segment — Franchise-operated domestic and international locations

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2011	2010	2011	2010

Domestic	$56,145	$48,673	$158,939	$144,116
International	34,739	28,221	92,157	78,249

Total revenue	$90,884	$76,894	$251,096	$222,365
Operating income	$31,997	$25,925	$83,291	$70,530
% Revenue	35.2%	33.7%	33.2%	31.7%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2011	2010	2011	2010

Revenue	$61,913	$50,535	$158,238	$132,145
Operating income	$23,385	$17,901	$60,982	$51,140
% Revenue	37.8%	35.4%	38.5%	38.7%

Consolidated unallocated costs (b)

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2011	2010	2011	2010

Warehousing and distribution costs	$(15,190)	$(13,784)	$(45,577)	$(41,450)
Corporate costs (c)	$(19,122)	$(18,922)	$(61,884)	$(55,123)
Transaction related costs	$(637)	$—	$(12,999)	$—

(b)          Part of consolidated operating income.

(c)          Includes $3.5 million of executive severance for the nine months ended September 30, 2011.

Consolidated Store Count Activity

	Nine months ended September 30, 2011
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,917	903	1,437	2,003	7,260
Store openings (1)	113	48	141	105	407
Store closings	(34)	(32)	(29)	(5)	(100)
End of period balance	2,996	919	1,549	2,103	7,567

	Nine months ended September 30, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	73	25	165	127	390
Store closings	(34)	(37)	(71)	(13)	(155)
End of period balance	2,871	897	1,401	1,983	7,152

(1) openings include new stores and corporate/franchise conversion activity

(2) including Canada

Contacts:

Investors:	Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/